January 29, 1999

Mr. Gerard Armond Powell, CEO
ThatLook.com (fka Cooperative Images Inc.)/Elective Investments Inc. 210 West Fourth Street Suite 101
East Stroudsburg, PA 18301

Dear Mr. Powell:

Per our conversation earlier this week I'd like to take the opportunity to summarize and document the result of this discussion.

1) Purchase of transactions of a go forward basis

Leasecomm corporation will purchase contracts originated through thatlook.com (fka Cooperative Images)/ Elective Investments (TL.COM/EI) under its' normal credit guidelines. Leasecomm will grade applications into four groups; P,S,T,R. We will no longer have a Holdback on any purchase and will increase our discounts to purchase transactions as a percentage of Face Value (Loan Balance) as follows:

P rated credit 96.5%
S rated credit 78.0%
T rated credit 68.0%
R rated credit Rejected

All other perimeters set forth in the Loan Documents entered into between MicroFinancial Inc. (fka Boyle Leasing Technologies Inc.) and TL.COM/EI are in full effect.

2) Loan summary

Leasecomm Corporation is in the process of un-batching the batched transactions sent to us over the past year and a half. The essence of this process is to better ascertain and monitor the collateral value of the pledged assets and match the amortization of these assets with the actual cash flow driven from these assets. It is imperative that we get timely reporting on the performance and status of each of these transactions so we may better track the status of each transaction on our system. This process dovetails with Leasecomm modifying our system to handle simple interest consumer transactions. This system will also be used to monitor purchased transactions on a go forward basis.

3) TL.COM/EI has agreed to release to Leasecomm Corporation all Holdback funds, from Loan and Purchase Line transactions. This does not release TL.COM/EI from any obligation and is done in good faith to account for the less than expected performance of the contracts purchased or pledged to Leasecomm.

Please call with any questions.

Sincerely yours,                              Accepted:
/s/ J. Gregory Hines
J. Gregory Hines                              By: /s/ Gerard A. Powell
Vice President                                Gerard A. Powell, CEO